Exhibit 99.1

Transcript of VMware, Inc. Investor Conference Call

January 22, 2014

VMware, Inc.

Conference Call

January 22, 2014

Operator:	Good morning and welcome to the VMware Acquires AirWatch Conference Call. Parties will be on a listen-only mode until the question and answer session of today’s conference. At that time, you can press star one to ask a question. This conference is being recorded. I’d now like to turn the call over to Mr. Paul Ziots, the head of Investor Relations.

Paul:	Good morning, everyone, and thank you for joining us at this early hour. This morning, we issued a press release announcing our intention to acquire AirWatch and reporting preliminary Q4 2013 financial results. Joining me to discuss the transaction, Q4 results, and an update to VMware’s 2014 guidance as a result of the AirWatch transaction and in order of speaking are Pat Gelsinger, Chief Executive Officer of VMware; Sanjay Poonen, Executive Vice President and General Manager of VMware’s End User Computing Group; Alan Dabbiere, Chairman of AirWatch; and Jonathan Chadwick, Chief Financial Officer and Executive Vice President of VMware. Following their prepared remarks, Carl Eschenbach, President and Chief Operating Officer of VMware, and John Marshall, CEO of AirWatch, will join us for Q&A. Carl, Sanjay, Alan and John are joining us from AirWatch headquarters in Atlanta.

Our press release is posted on our website, where this call is being simultaneously webcast. Slides accompanying our update to 2014 guidance will also be posted on our website at the conclusion of this call. In addition, we have posted a supplemental presentation pertaining to the transaction as reference material on our website.

Statements made on this call today include forward-looking statements such as those with the words will, believes, expects, continues and similar phrases that denote future expectation or intent regarding our pending acquisition of AirWatch, including among others our expectations for this acquisition, its financial impact and potential benefit for us and our future growth strategy and VMware’s financial outlook, product offerings, customer demand and other matters. All forward-looking statements and our comments speak only as of today’s date and we undertake no obligation to update or revise the forward- looking statements. These statements are based on the environment as we currently see it and are subject to risks and uncertainties. Please refer to the press release and the risk factors in documents filed with the Securities and Exchange Commission, including our most recent reports on Form 10Q and Form 10K for information on risks and uncertainties that may cause actual results to differ materially from those set forth in such statements.

In addition, during today’s call we will discuss certain non-GAAP financial measures. These non-GAAP financial measures, which are used as measures of VMware’s performance, should be considered in addition to, not as a substitute for or in isolation from GAAP measures. Our non-GAAP measures exclude the

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effect of our GAAP results of stock-based compensation, employer payroll taxes and employee stock transactions, amortization of intangible assets, the net effect of amortization and capitalization of software acquisition related items, and realignment related net gains and charges. You can find additional disclosures regarding these non-GAAP measures, including reconciliations with comparable GAAP measures in the press release and on our Investor Relations website.

Webcast replay of this call will be available for the next 60 days on our company website under the Investor Relations link. With that, I’ll turn it over to Pat.

Pat:	Thank you, Paul. Good morning, everyone. We are very excited to announce that VMware has entered into a definitive agreement to acquire AirWatch, the leading enterprise mobile management and security provider with more than 1,600 employees across nine global offices. With this acquisition, VMware is adding a foundational element to our End User Computing Group led by Sanjay Poonen, who recently joined our executive team. With the addition of AirWatch, we will be positioned to accelerate VMware’s long-term growth in a significant way by delivering a complete and proven enterprise-class solution for empowering the mobile workforce.

Mobile device management has seen explosive growth and rapid category expansion as workers around the world use a variety of devices to increase productivity, efficiency and competitive advantage. Gartner predicts that in 2014 sales of mobile phones will reach 1.9 billion worldwide while sales of ultra-mobiles are expected to grow by 54 percent in 2014. Against that backdrop, the strategies of our two companies are tightly aligned.

VMware is already a leader in desktop virtualization, where we continue to gain share. AirWatch’s industry leading enterprise mobile management and security solutions represent the perfect complement. The combination positions us to capitalize on this opportunity as enterprises make it a priority to empower their mobile workers.

Mobile is now global and the mobile industry is changing rapidly as new mobile operating systems come to market every few weeks and bring your own device programs double or even triple the size of the mobile workforce. In turn, this puts intense pressure on IT teams as they struggle to manage the complexity and cost of securing this array of devices. VMware and AirWatch will be uniquely qualified to deliver what today’s enterprises demand, enterprise grade solutions that combine robust mobile security and management with rapid access to mobile apps and data.

After the completion of the acquisition, VMware and AirWatch will continue to faithfully serve AirWatch’s 10,000 existing customers while simultaneously

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moving aggressively to expand that customer base globally. We will do that by leveraging the combined go-to-market capabilities of VMware, AirWatch, and VMware’s global partner ecosystem. Together, we will focus on selling AirWatch’s industry leading mobile solutions to VMware’s installed base of more than 500,000 customers worldwide.

AirWatch has been headquartered in Atlanta since their founding in 2003. And I want to emphasize how excited we are about having a presence in that dynamic region of the country. We expect to grow our presence in Atlanta and we look forward to tapping into the talent of the Atlanta area.

I am excited to welcome the AirWatch team to VMware. Most importantly, I’m excited about the power of our combined portfolios and our ability to bring extraordinary value to our customers. There is no question that AirWatch will bring invaluable industry expertise to VMware and it’s equally clear that our two organizations share the same deep commitment for breakthrough innovation.

With that, I will hand it over to Sanjay.

Sanjay:	Thank you, Pat, and good morning, everyone. This is a very exciting day in the journey of our End User Computing Group. Our vision is to provide a secure virtual workspace that allows end users to work at the speed of light so that as they move from desktop to laptop, tablet, their phone, their car, their apps, their content, their devices all come to life seamlessly anywhere, anyplace, any time.

As Pat noted, our desktop business is thriving and we believe we have gained significant share this past year. Going forward, the acquisition of AirWatch extends VMware’s proposition from data center to device and strongly positions us for the mobile cloud era. The combination of AirWatch and VMware will make us a leader in enterprise mobile management and security, delivering unprecedented value to our joint customers and allowing our partners, including telecos, independent software vendors, systems integrators and value-added resellers to rapidly bring new innovative solutions to market. There is no question that AirWatch will significantly expand our opportunity in end user [computing].

The explosion of mobile devices, wearable computing and the internet of things are all creating intense demand for these devices and things to be managed securely. Mobile is the new desktop and from the top floor to the shop floor our daily lives are being transformed by mobile computing. The world needs a robust enterprise mobile platform for the post-PC world of heterogeneous devices, be it iOS, Android or Windows and now that is us.

Let me talk about how we plan to integrate AirWatch offering into VMware. Fortunately, our end user computing portfolio has very little overlap with

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AirWatch. As such, AirWatch will become the focal point for all of VMware’s mobile development activity. As we further integrate the AirWatch and VMware portfolio, customers will continue to benefit from unrivaled innovation, securely manage their users, applications and content across both desktops and mobile environments, on premise or in the cloud.

AirWatch has an impressive track record of innovation and an enviable base of over 10,000 customers worldwide, which we believe is far ahead of their competition. This customer base includes enterprises and mid-sized organizations with a strong presence in all vertical industries, including financial services, healthcare, federal and retail, where for example nine of the top ten retailers in the US rely on AirWatch.

As we talked to our customers this past year, we found momentum shifting in AirWatch’s favor, so many VMware customers were selecting AirWatch over other competitors. We believe that these customers, like United Airlines, Renault, Walgreens, and many others, will be excited about our joint potential. AirWatch has also experienced rapid global growth adding new offices and data centers in North America, Europe, India and Australia. As we move closer to closing the acquisition, we will provide more detail on our operational strategy.

In conclusion, with this acquisition VMware will be well-positioned to drive the next generation end user computing environment that will lead the industry. No other player in this category matches the breadth and depth of our combined solution as well as our investment in R&D and go-to-market presence in this space.

With that, I will hand it over to Alan Dabbiere, the Co-Founder and Chairman of AirWatch. And a warm welcome to you, Alan, and to the rest of the AirWatch team.

Alan:	Thank you, Sanjay, and good morning. Let me begin by saying how proud I am to represent AirWatch employees globally as we make this announcement. We are extremely excited to become part of VMware.

Since we started, our employees have invested a tremendous amount of passion, intellect and energy into building AirWatch into a market leader in enterprise mobile management and security. By joining a proven innovator like VMware we now have an opportunity to bring our leading edge solutions to an even broader set of customers and partners with a combined portfolio in end user computing that is even greater than the sum of its parts.

As Pat and Sanjay pointed out, the synergy between VMware’s End User Computing portfolio and AirWatch’s portfolio is undeniable. Together, we can

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address the full spectrum of mobility needs of enterprises around the world. In short, there’s no better place nor any better partner for AirWatch to join forces with than VMware.

In this context, let me expand a bit on AirWatch’s value proposition to customers. AirWatch delivers proven solutions for either corporate-owned or bring your own device programs and the ruggedized mobile devices used in logistics and manufacturing. We offer the industry’s broadest enterprise mobile management and security platform for everything from mobile device management, mobile application management, a full duo persona solution for toggling between individual and corporate data, a secured email container, web browsing, as well as a mobile content management solution for enterprise file sync and share.

One of the capabilities that we’re most excited about is AirWatch’s ability to scale our platform to manage and secure millions of devices in the cloud, well ahead of anyone else in the industry. At AirWatch we built our solutions from the ground up to securely support a customer’s entire corporate infrastructure at scale while at the same time giving customers the flexibility and choice of cloud or on premise deployment.

Ultimately, it’s our customers who will benefit the most from our companies coming together as we are now in a position to address the full spectrum of their enterprise mobility needs. We’re very much aligned with VMware’s hybrid cloud vision which dovetails perfectly with our longstanding commitment to a hybrid delivery model, focused on maximizing scalability for our customers. By combining AirWatch and VMware, our customers will now have the ability to outsource mobile management with the knowledge that their cloud environments will be supported by one of the fastest-growing hybrid cloud service providers in the world in VMware.

As Pat noted, we’re committed to maintaining and expanding our presence in Atlanta. Having access to the world class talent here in Atlanta has been a critical ingredient to AirWatch’s success to date and we look forward to continuing to tap Atlanta’s talent pool going forward.

On behalf of the AirWatch team around the world, let me reiterate how excited we are to have this opportunity to join VMware and to leverage our complementary solution for the benefit of the mobile enterprises around the world. We look forward to working together after the closing of the acquisition to expand our joint customer base and to define the next generation of enterprise mobility solutions.

With that, I’ll hand it over to Jonathan.

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Jonathan:	Thank you, Alan. We’re really excited to have you and the rest of AirWatch join the VMware team. As Pat, Sanjay and Alan have all indicated, this is a key time for us to invest deeper and faster in the rapidly expanding enterprise mobile management and security category. This is a high growth opportunity and the acquisition of AirWatch is a strategic move at a critical time as our customers transform into the mobile cloud era of computing.

In the next few minutes I will cover the key financial terms of the transaction and the impact to our financial outlook for 2014 and beyond. I’m also going to provide a short update on VMware’s Q4 2013 results. We’ll go into more detail regarding earnings only on our regularly scheduled announcement on the 28th of January.

VMware has agreed to acquire AirWatch in a transaction that will be treated as an asset purchase for accounting purposes for approximately $1.175 billion in cash plus approximately $365 million of installment payments and assumed unvested equity. We plan to use a combination of balance sheet cash and proceeds from $1 billion additional debt to be provided by EMC to pay for the acquisition. The deal has been approved by the boards of both companies and is now subject to HSR clearance in the US and other customary closing conditions. We are currently expecting the transaction to close in late Q1 of 2014.

AirWatch has been experiencing rapid growth over the past few years. Alan and the management team have aggressively invested in the expansion of the business and this has resulted in the incredible market position that the company is enjoying today. AirWatch estimates that bookings were in excess of $100 million in 2013. We expect the order growth rate will continue to be high as VMware intends to aggressively invest in the business and bring the power of both companies’ brands and VMware’s enterprise position to this combination over time.

Due to the proximity of this announcement to our scheduled earnings next week, I also wanted to give you an update on Q4 financial results of VMware. We are providing preliminary financial results for Q4 and an update for Q1 and full year 2014 guidance, including the anticipated impact of the AirWatch acquisition.

We expect Q4 total revenue to be $1.483 billion, up 15 percent year-over-year and up 20 percent year-over-year excluding Pivotal and divestitures. We expect Q4 license revenue to be $687 million, up 15 percent year-over-year and up 18 percent year-over-year excluding Pivotal and divestitures. Q4 non-GAAP operating margin is expected to be 35.6 percent.

We are extremely pleased with our Q4 and full year 2013 results. We have executed according to the plan we laid out a year ago and have seen an acceleration of growth over the years. We’ll be providing a full report on our

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earnings call next week and will provide no further details on Q4 or full year 2013 results at this time.

Assuming a late Q1 close, we’re expecting AirWatch to add approximately $75 million of revenue to VMware in 2014. I want to emphasize this reflects the usual acquisition accounting adjustments in the first year following a transaction and the fact that AirWatch’s sales are recognized in a ratable manner. We expect revenue contribution of between zero and $10 million in Q1 from AirWatch, reflecting the expected close late in the quarter.

Based on these impacts we’re updating our 2014 revenue guidance. Revenue for full fiscal 2014 is now expected to be between $5.940 billion and $6.1 billion. Revenue for Q1 2014 is now expected to be between $1.33 billion and $1.37 billion. As a result of the investments being made in the AirWatch business, non- GAAP operating margin for fiscal year 2014 is now expected to be approximately 31 percent. For Q1 2014, non-GAAP operating margin is also expected to be approximately 31 percent, reflecting approximately one month of AirWatch expenses and transaction closing costs. We expect interest payments for 2014 to increase by approximately $25 million in association with the debt we anticipated raising from EMC. We also expect a 2014 non-GAAP tax rate remaining consistent with 2013. In addition, we are now forecasting cash flow from operations including AirWatch to be between $2.6 billion and $2.85 billion for 2014. We also expect to continue our share buyback program.

Considering the opportunities presented by the combination of AirWatch and VMware, we are now even more confident about our growth prospects than ever. As a result, we now see the opportunity to grow revenues in 2015 and 2016 in the range of 16 to 20 percent, up from our prior expectations. We expect AirWatch to become accretive to earnings in late 2015.

This guidance assumes a late Q1 close date and actual results could differ materially based on the final transaction close date. Additional guidance for 2014 will be provided in our January 28th earnings call. No further information regarding Q4 performance or 2014 guidance will be provided until then.

In concluding, I want to reiterate our excitement with the combination of AirWatch with VMware. The addition of the AirWatch team rounds out our end user computing portfolio and further differentiates VMware as the company with the most complete and proven infrastructure for the mobile cloud era.

And with that, we’ll open it up for questions. Paul?

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Paul:	Thanks, Jonathan. Before we begin the Q&A, I’ll ask all of you to limit yourselves to one question consisting of one part so we can get to as many people as possible. Operator, let’s get started.

Operator:	If you’d like to ask a question from the phone, press star one. Please unmute your phone and record your name. To withdraw your question, press star two. Once again, it’s star one to ask a question and you do need to record your name. Please stand by for the first question. The first question is from John DiFucci from JP Morgan.

Q:	Thank you. Congratulations, gentlemen. We know that mobility is an important theme here. We’ve heard Sanjay talk about it and others. But that term is sort of thrown out there to describe a lot of things, at least in the investment community. Alan, you listed what AirWatch does. But maybe you can talk a little bit more about what AirWatch does, but also in the context about what it doesn’t do or areas that you’ve been working on or thinking that you needed to push your solution even further. Thank you.

Alan:	Sure. Thank you very much. The way I sometimes describe this is if you think of what the BlackBerry Enterprise Server did for BlackBerry or what Systems Center did for the N Computer, we do this for the smartphone. It’s the security and management of these devices that use the expression mobile death by 1,000 cuts. Every device needs to be configured and secured. The end user needs to be supported.

But beyond that we’ve got a very broad platform of technology that includes our own email containers. We have mobile content management to distribute documents, to share and unshare documents. We’ve got application wrapping and security. So it’s a full enterprise system that allows companies to allow their employees to be very productive and very, very secure with this mobile. Thank you.

Paul:	Thank you, John. Next question?

Operator:	The next question is from Kash Rangan from Merrill Lynch.

Q:	Hi, good morning, and Happy New Year to the VMware team. Congrats on the acquisition. I was wondering if you could explain how this product is differentiated versus the other products in the market. I think there’s MobileIron and Citrix acquired a company. And obviously, the market opportunity is huge. But what is the particular unique advantage by way of technology or by way of distribution that the company has as a result of this acquisition? Thank you very much.

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Pat:	Hey, thank you, Kash, and Happy New Year to you as well. It’s certainly starting out with a bang, isn’t it? Hey, Alan and Sanjay, maybe you could both address that question for Kash.

Alan:	Sure. So this is Alan answering and we think that our scale, we believe we’re probably twice the employee base of any of those other products. This has allowed us to build a much broader product. When we set out to build this product originally, we viewed this as an enterprise challenge where we needed to be able to scale to handle very large transaction volume, to be able to handle various countries, things like roles-based access control. And this breadth allowed us to build a single integrated platform. Many of these other companies have cobbled together lots of bits and pieces of technology and it creates lots of challenges with the management. Again, I use that expression death by 1,000 cuts. It’s really challenging for those operations folks to really keep all of these devices configured and secured and do all of the use cases that are becoming so prevalent in mobile.

The fact that AirWatch has this deeper bench of R&D and technology allows us to create a much simpler user interface and provide a much broader solution to the marketplace. That single broad platform has really differentiated us and given us a lot of commercial success.

Sanjay:	This is Sanjay. Just to add on top of what Alan said, as I mentioned in my prepared comments, as we looked at the market we began to see from many of our customers that AirWatch was winning many of the deals over the competition and it was a reflection of what Alan talked about, their investment in the platform that went well beyond mobile device management and mobile application management, mobile content management. The whole file sync and share space is a big opportunity, and secure email and also areas like telecom expansion. We think this is going to become a platform play in enterprise mobility and our customers are really voting increasingly in the investigations we did for AirWatch.

So we think this is a great combination. Their investment in R&D is well ahead of everybody else. And we think this portfolio will be one that we can continue to build on to become a leader in enterprise mobility.

Paul:	Thank you, Kash. Next question, please.

Operator:	The next question is from Heather Bellini.

Q:

Great. Thank you so much. I just wanted to walk through — I’ve gotten this from a couple people actually on the phone as well and in email as well. But if you go through 2014 guidance and you back out AirWatch, it looks like the range you

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guys are giving is at a midpoint of about 14 percent. And just wondering if you could comment versus the previous guidance range of 15. I know it’s kind of nit- picky given it’s pretty close to what you guys were talking about before but I just want to make sure we’re thinking about it the right way.

Pat:	Good morning, Heather and thank you.

Q:	Good morning.

Pat:	And Jonathan, maybe you want to address that one?

Jonathan:	Yes, perfect. Thanks, Heather. Yes, in fact, you’re right. You did the math basically correctly. If you take out the impact of AirWatch as I’ve guided, you get to a range of around $5.8 billion to $6.25 billion. And as you heard us talk about with respect to Q4, we had a phenomenal finish to 2013. So, the net effect of that is we are maintaining what we said about 2013 in large part but it’s off a backdrop of a very strong finish to 2013.

I think the key thing that I want to bring out of this, though, is when you look at the opportunity ahead not only for 2014 but also beyond, we are now talking about a 16 percent at the midpoint for 2014 and we raised or amended our longer- term guidance range to 16 to 20 percent. That’s an indication of just how positive we feel about this particular acquisition.

Q:	That’s great. Thank you so much.

Paul:	Next question, please.

Operator:	Our next question is from Philip Winslow from Credit Suisse.

Q:	Hi, thanks, guys, and congrats on the deal. Just I’ve got two quick questions. Just a quick clarification for Jonathan. You mentioned that there was a writedown of some of the deferred in terms of the guidance for 2014. Can you help quantify that for us, the typical writedown for accounting purposes? And then also, just a question for Sanjay. When you think about how AirWatch fits into the broader just mobility and just end user computing strategy, can you talk about how you see this tying in with you and some of the other products sort of on the desktop virtualization side?

Pat:	Thanks, Phil, and Jonathan, do you want to do the first part? And then I’ll make a comment or two before Sanjay on the second part of that question.

Jonathan:	Sure, Phil. And because it’s a quick clarification, we’re giving you the exception on the one question versus two, okay? As you know, in every purchase

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acquisition there is always a fair valuing exercise that has to go on with respect to acquired deferred revenue. We’ve taken that into account. And effectively it’s a deferred revenue haircut whatever the acquired company has as deferred revenue on their books when we bring it over, we have to fair value that. We don’t know the exact outcome of that. But in acquisitions I’ve seen you can see a haircut or a reduction of deferred revenue of anywhere from 30 to 70 percent are quite common. So we’re still working through that. We believe we’ve taken an appropriate estimate of that as we gave the guidance we shared with you.

Pat:	Thank you. And Sanjay, just comment on the strength of the EUC portfolio and how we see the AirWatch joining that. But maybe John Marshall could also give his views of how that combination coming together can be so powerful.

Sanjay:	Yeah, thank you, Pat. As we talked about, Philip, in the prepared remarks, our end user computing portfolio consists of a number of different pieces and you’ll see in a blog that we wrote today and I think it’s also on the website more detail on this where I describe it in the video. We think that the desktop area, the mobile area and some underlying services, apps, identity, social computing, and data and enterprise file sync and share all becoming a portfolio where we think CIOs and line of business executives are going to move from fragmented products to a more unified solution. And we think now the combination of VMware and AirWatch gives us an end-to-end portfolio that’s the envy of the industry.

As you know, in our desktop business, virtual desktops and app virtualization, we’ve been gaining significant share over the last several quarters over the competition. We’re excited about this. But as this becomes a continuum where you move from desktop to laptop to tablet to phone to potentially a car, you know have a place where you can seamlessly serve up apps, data and content at the speed of light.

We’re looking forward to integration points between the products as we close the transaction and I think this is exactly where our customers are going to be taking us. John?

John:	Sanjay, thanks. Just two quick points to add on that. Number one, if you look at where Macs and Windows 8.1 devices are heading, they’re actually becoming a combination of smartphone, tablet, laptop, really all-in-one. And what the end user wants is they want a seamless experience to move their personal and business activities between those different devices. The synergy here between the end user computing, laptops, tablets, and smartphones is that end users and the IT administrators no longer want multiple different platforms to manage. They want to manage off one platform.

Paul:	Thank you, Phil. Next question, please.

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Operator:	The next question is from Walter Pritchard from Citi.

Q:	Thanks. A question for Sanjay and maybe for Carl. I’m wondering do you believe at this point that the broader end user computing sales force has the skills to sell this type of product and I’m wondering how much leverage you can get out of that sales force or if this remains something that’s sold by a very specialist sales force in 2014.

Pat:	Carl, why don’t you go ahead and address the whole sales force and leverage point.

Carl:	Yes, sure. Thanks, Walter. And, as you know, we’ve talked significantly over the last year about our investment and our go-to-market around end user computing. And in 2013, it was one of the largest investments we made on the go-to-market side where we hired hundreds of people to specifically focus on selling our end user computing platform and products. We do see a lot of synergies that we can get with our end user sales force but also with our core sales force. And we see three key synergies going forward with AirWatch.

First, as you know, we have a strong presence in the enterprise market and we believe we can really leverage our core sales force and our end user computing sales force to actually help drive AirWatch deeper into the enterprise. We also, as you know, have a very strong channel presence, moving 85 plus percent of our business through the channel on any given quarter and we think we can leverage our channel to further distribute more aggressively the AirWatch platform. And then lastly, when we look at the international market, we think, especially in APJ where AirWatch hasn’t yet built out a large presence, we can get some really quick wins and economies of scale by leveraging VMware’s presence in the APJ region.

When you combine all of that we see a lot of synergies and a lot of opportunities. And to answer your question specifically, we do have a strong belief that our end user computing sales force that we built out throughout 2013 has the capability and skill set to sell the AirWatch platform into the market. We’re really excited about the synergies we see going forward.

Q:	Great, thank you.

Paul:	Thank you, Walter. Next question, please.

Operator:	The next question is from Raimo Lenschow from Barclays.

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Q:	Hey, thanks, and congrats on the deal. It looks very exciting and it looks like Sanjay was busy in his first six months. A quick question from me is more for Jonathan. Jonathan, in the past you’ve guided for a slightly higher operating margin. Obviously AirWatch is giving you a dilutive effect here and hence the 31 percent this year. But how do you think about margin progression more medium to longer term? Thank you.

Pat:	Jonathan, why don’t you take that one and I’ll answer [inaudible].

Jonathan:	Yeah. So, Raimo, thank you very much for your question and appreciate you joining us so early. It’s really important to understand that AirWatch is on a growth kick and a growth curve that’s been extremely certainly compelling to us as we examined various opportunities in the marketplace. And that growth of building up to 10,000 customers over the last three years and the penetration they’ve been seeing, including $100 million or in excess of $100 million of bookings this last year was something that couldn’t come without investment.

And so, we met with the AirWatch team. We certainly expected to continue that investment. We believe the time is now to continue to invest in the marketplace going forward. I think it’s a very exciting market. Our core business or the rest of VMware continues to show profitability and expansion and profitability and you saw that in the numbers we just shared with you with respect to Q4 of 2013.

We do expect AirWatch to be accretive to our earnings in late 2015. But frankly, this is about growth and accelerating our growth. And from our perspective, we expect to grow operating margins from the 31 percent we’re forecasting in 2014. It just follows from the data points I shared with you. We’re not going to share a specific operating margin target for 2015 and beyond at this point. And we’ll be giving you more detail as we go through events like our Analyst Day later on in 2014. Thanks.

Pat:	Just to add to that, clearly the timing for this acquisition we believe is perfect. AirWatch has made bold and aggressive steps. They’ve invested in both R&D and go-to-market expansion. And so the near-term dilution in our view is clearly the right thing, even as we stay on our trajectory of long-term margin expansion because of the growth opportunity and accelerating the growth trajectory of VMware overall. As a result, we are quite confident that this will prove for our shareholders to be a tremendous decision over the next couple of years.

Paul:	Thank you, Raimo.

Q:	Thank you.

Paul:	Next question, please.

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Operator:	The next question is from Rich Sherlund from Nomura.

Q:	Thanks. Just to make sure I’m doing the math correctly here for non-GAAP earnings, we’re saying we’re going to lose about $180 million if the operating margin is going to be down three percentage points from where the Street’s at right now. And we’re going to have another $25 million of interest expense. So it looks to me like that’s about $0.25 off of the Street’s EPS numbers. And if I’ve done the math right, for a company that had bookings of $100 million last year, losing almost $200 million this next year, even with the synergies, I mean I’m wondering kind of what’s that telling us about this market and maybe the competition that’s taking place. I would just think that with the synergies if this is a good business, why aren’t we seeing the financial results earlier?

Pat:	Jonathan, do you want to start on that? I’ll add some comments.

Jonathan:	Yeah. Rick, I think one thing to recognize is that AirWatch’s business is a ratable revenue recognition model. So, 70 percent of their customer count or thereabouts is on a hosted basis. Revenue split is largely 50/50 between license sales and subscription sales. And even the license sales I think are also at this point recognized on a ratable basis. So revenue is absolutely a lagging indicator of how well this business is going.

So, again, I just want to express $100 million or in excess of $100 million in bookings in 2013, a business that has built up very rapidly in the last three years to 10,000 customers, I think you’d want to be thinking about the broader growth opportunity in the marketplace and the devices we’re penetrating and the explosive growth Sanjay, Alan and Pat and John have all alluded to. And we think the time to invest is right now.

We are going to be aggressive in this marketplace because we see the long-term — medium and long-term potential. Revenue is just one indicator. And don’t forget, again, in the first year of an acquisition you’re going to see these deferred revenue haircuts and other artifacts of accounting popping into this. But again, the growth opportunity in AirWatch is really compelling.

Pat:	And, yeah, we’d say that the opportunity from AirWatch, they’re 2X the number of customers today of the next competitor, 2X the number of devices, growing extremely rapidly. And we see then the incremental revenue opportunities as they expand as well as they gain more revenue opportunities from incremental products within those customer bases as well and that really has just began. Maybe Alan or John, you might want to comment on that a little bit more extensively as you’re seeing that customer expansion in both dimensions, features as well as growing within customers.

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Alan:	Sure. So this is Alan. We’re fortunate. We’re growing in multiple dimensions. Not only do we have an awful lot of our existing customers that renew every year, we’re getting deeper with more users into our customers. We’re seeing more devices per user. We are seeing that they are adding more products. And so, when you start growing in those multiple dimensions, you start to feel very strong about your business.

The other thing that is key is that you really can’t put a price on security. And as these devices are becoming much more of your wallet and your car key and your house key and your identification, we are finding that our customers, both for the corporate uses as well as the personal use that bleeds in, feel that they really need a premier solution to be able to manage these devices for their employees. So we’re seeing it being a much better business as it goes forward.

Paul:	Thank you, Alan. Thanks, Rick. Next question, please.

Operator:	The next question is from Brian Marshall from ISI Group.

Q:	Great, thanks, guys. Nice results and a great acquisition. Just thinking about what this is going to add to the TAM or the total available market going forward, I mean in loose numbers you take a billion devices out there, maybe less than $10 per device per year gives you kind of an incremental TAM base of $10 billion of which maybe let’s say a third of it is serviceable over the next three to five years. So I mean is this potentially adding a couple billion dollars if you look out three to five years down the road to the service available market of VMware?

Pat:	Thanks, Brian, and Happy New Year to you. I’d remind you that the $50 billion TAM picture that VMware laid out at our Analyst [Day] last year already included about $8 billion of TAM in the end user space already. At this point we’re not arguing that there’s an expansion of that TAM. We do believe that some of that’s already included in what we described as our TAM opportunity. We do think this is an expanding market and what you’ll see is at our financial analyst meeting this year that we’ll give a more thorough update of the TAM analysis when we do that at our VMworld Conference here, Brian.

Q:	Thanks, Pat.

Paul:	Thank you, Brian. Next question, please.

Operator:	Next question is from Michael Turits from Raymond James.

Q:	Hey, guys. I just want to come back to the dilution to margins about three points, or as Rick pointed out, about $180 million. I don’t know if it’s possible but if we

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could parse that a little bit, how much of that would you say is from the existing ongoing losses of AirWatch and how much may be incremental investment? And maybe more importantly, how much might just be dilution to the model in terms of investment next year that had nothing to do with AirWatch? In other words, what would your margins may have been like next year ex-AirWatch?

Pat:	Jonathan?

Jonathan:	Yeah, sure. So, firstly, let me just take that in reverse order. Our margins for the standalone VMware business would’ve been exactly what I guided to you before. So, the 34 percent or thereabouts was what we were internally modeling and what on a standalone basis I would otherwise be still reporting or guiding you to. Let’s be unequivocal about that.

With respect to AirWatch, with 1,600 employees on board, up from just around 900 a year ago, obviously there’s a significant ramp in expenses and operating expenses as the company, AirWatch, on a standalone basis continues to expand and continues to invest. We are going to continue to be aggressive.

Again, this acquisition is not about short-term cost plays. This is about opportunities in the market for driving the three synergy areas in particular that Carl talked about and about land and expand strategies. AirWatch has had a great strategy of landing accounts and expanding within those accounts, not just in terms of deeper device penetration but also in terms of penetration of additional services.

We continue to believe that’s going to be the case. So yes, AirWatch has invested over the course of 2013. We are also going to invest as we expand and continue their strategy. We think it’s a very viable strategy. We think the market timing is now. And we do intend to be aggressive as we go forward. We’re really excited about what we’re acquiring.

Paul:	Thank you, Michael. Next question, please.

Operator:	The next question is from Keith Weiss from Morgan Stanley.

Q:	Thank you, guys. It sounds like given the revenue model at AirWatch that bookings number is really the key number to assess growth. I was wondering if you could give us a sense of how fast AirWatch was growing that bookings number in 2013 and what your expectations are in what you think — how well you could sustain that growth into 2014.

Pat:	Jonathan, do you want to start with that and then maybe Alan could add?

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Jonathan:	Yeah. Keith, we’re not going to give you a specific growth number. But I would say that, again, I’d point out that this business has grown extremely quickly. It’s taken three years to get to 10,000 customers, 1,600 employees and I think you can infer growth rates from there in terms of the penetration. I can tell you that when we look at a business opportunity like this we look at all the key metrics and when I look at the growth opportunity ahead we expect our growth rate to continue. And clearly, AirWatch is going to be a meaningfully sized business in its own right. But that $100 million of or in excess of $100 million growth — of bookings growth — bookings number in 2013 is an indicator of just the strength of this business as we think about the opportunity ahead.

Alan:	This is Alan adding just a couple of comments. When you realize that this is a really hard business, there’s a new mobile operating system about every 15 days when you look at all the different brands and versions. So it’s hard to get into. There can’t be that many players who do a great job at it.

Secondly then is somebody had mentioned sort of a $10 per device number. Realize that that is often looked at as MDM only. As we’ve expanded our product line into app wrapping, app security, reputation standing, mobile content management, secure email and all these other areas, secure browsers, we think we’ve got a great growth opportunity and, again, with so much of it being recurring revenue because we are vigilant at securing these devices and securing and managing them for our customers every day, every hour, every minute. That’s where we’re adding value over the long run. And then finally, with a market of a couple of billion devices with half of them touching the enterprise, there’s still an awful lot of green space out there and we haven’t even talked about peripherals, wearables and some of the other markets that we can be getting into together.

Paul:	Thank you, Keith. Next question, please.

Operator:	The next question is from Matt Hedberg from RBC Capital.

Q:	Yeah, thanks, guys. Congratulations on the deal. I guess, Alan, as a follow-up to your point you just made here, I guess I’m curious when you look beyond just kind of MDM, I guess what are some of the more popular mods that people are taking, email management, content management? And maybe could you give us a sense from your 10,000 customers, average mod per customer would be helpful as well. Thanks.

Pat:	Thanks, Matt. And maybe Alan as well as John you can give your thoughts on that as well.

Alan:	Great. So starting — is what we’re finding is that our customers are looking for that full platform and it’s really hard sometimes for us to split up revenues by this

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module or that module. What we are finding is that use cases of mobile are expanding so quickly, everything from a board member who wants a board packet with MCM, mobile content management, to simply an international employee who is not really an employee but a worker who gets email and they want mobile email on that device, that it’s really not appropriate for it to be a managed device. Other instances, we’ve got a large retailer who is distributing applications to employees for scheduling, things like that. They want app wrapping and app security to know that information is secure and that those devices are secure. And yet, they don’t want that full suite.

So what we’re finding is that this product expansion that we’re really just getting the leverage from is really continuing to make our business a great business and accelerate our growth. And John, do you have any other comments?

John:	Yeah. Just to echo that, what we’re seeing in the marketplace is most companies are still in the embryonic stages of investing in the basics of mobile device management and the key reason is over the last year they’ve been investing in their infrastructure to be able to catch up and be ready to support mobile. That means most companies have had to upgrade their email, their WiFi, their VPN, their certificate infrastructure, all these components to be able to support these applications down to the end user.

We think we’re in the early days and just getting started when it comes to expanding application distribution, also in the early days of true content collaboration across enterprises, and then also waiting for these governance strategies to gel so that companies can officially adopt BYOD and extend devices very deep into their enterprises. Exciting times and we still think we’re in early days.

Paul:	Great. Thank you. Thank you, Matt. Our next question?

Operator:	Next question is for Shaul Eyal from Oppenheimer and Company.

Q:	Thank you. Hi, good morning, and congrats on this transaction and alliance as well. A quick birds-eye view type of question. About 18 months ago you guys acquired Nicira probably for about the same amount you’re paying for AirWatch. Strategically speaking, what would you put kind of the importance kind of more? Is it more Nicira which is strategic? Is it AirWatch, which is kind of taking you into new markets? How are you thinking about it internally?

Pat:

Well, they’ve very different acquisitions, Shaul, and thanks for the question. And in the SDDC strategy for VMware we view that the Nicira acquisition is now foundational to our NSX strategy. That was one of the three pillars of compute, server, network combined with our management suite. And that is proving out to

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be very well — be going extremely well and we’ll hear more about that on our earnings call next week. And similarly we see this as very foundational in the end user computing space. And our position in the PC and desktop category is strong and now we have unquestionably the number one player in the mobile category. And just like with Nicira, the unquestioned leader in the network virtualization category, we now have the number one unquestioned leader in the mobile management category.

The strategies are absolutely similar. Take the leader. These are both very substantial markets of similar size over the long-term for both of these. This is like asking which of your children do you love most. And I’ll tell you, I love both of these children.

Q:	Good luck. Good work.

Paul:	Thank you, Shaul. Next question, please.

Operator:	The next question is from Gregg Moskowitz from Cowen.

Q:	Thank you very much and congratulations as well on the transaction. A question for Alan. Just wondering if you could say roughly how many devices are managed by AirWatch. Also, it sounds like 70 percent of the business roughly is hosted today. How do you see this mix evolving going forward?

Pat:	Go ahead, Alan. If you could, take that one.

Alan:	Sure. We don’t release device counts. I can tell you it’s a lot. Clearly it’s a huge market. We think there’s a lot of greenfield and a lot of upside. But we’ve never really released exact device statistics.

In terms of going forward, we actually see the business moving itself more towards SaaS and the cloud. When I mentioned the fact that there’s a new mobile operating system every 15 days, we’re finding that most companies, even when they start out with on premise software, they quickly realize that our security architecture really doesn’t touch their email or their confidential data. And so, as they get comfortable with that and they realize that it is probably more secure to let us handle those upgrades and keep on top of this very complex environment of multiple operating systems and governance issues and security threats, that they are finding that they don’t need to be in that business and they’d prefer that we take as much of that headache away from them as possible.

Q:	Thank you.

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Pat:	I’ll add just one point on the end of that. That’s we spoke a lot about the go-to- market synergies and leverage. But we expect that the integration and the leverage in the other areas of our business is significant as well. And as more of AirWatch’s business is in the cloud that leverages our hybrid cloud infrastructure substantially and another area for synergy and leverage for us over the long-term. And we overall see that the three legs of our strategy, software defined data center, hybrid cloud, and the end user computing space, that these three build on each other and leverage each other substantially over time and this is just another example of how that will occur.

Q:	Great. Thanks, Pat.

Paul:	Thank you. Next question, please.

Operator:	The next question is from Ross MacMillan from Jefferies.

Q:	Thanks a lot and my congratulations as well. A question for Alan. You talked about 10,000 customers which is a fairly large number and I’m curious how you define those between enterprise and mid-sized customers and as you think about penetration, especially into mid-sized customers, how the differentiation with the SaaS model may help you relative to competition. Thanks.

Pat:	Go ahead, Alan, on that one and Carl, I’d love to get your thoughts as well as we see that expanding into the future.

Alan:	Great. Well, we’ve seen some statistics that it’s about 28 percent of what we do in the enterprise. But we kind of more kiddingly say the only market we go after are companies that use phones. We find that is everybody. And so, even as you look at enterprises who may provide phones or mid-market companies that might be more prone to going to BYOD, we’re finding the management challenge is really it really continues to be the same because as these devices become windows into the world and as users are using these devices, as I said they become their wallet and their credit card and their car key and their house key. These things need to be secured.

And even if it is a corporate owned phone we are finding that the BYOD use cases have to be covered. And so, the key there is that we have developed a very horizontal strategy across all verticals, all sizes of companies. And that’s what really gives us that advantage of size and scale, leverage of our R&D team, putting this technology in the hands of every part of the world, every size of company, every use case and what really makes it a great market for AirWatch.

Pat:	Carl, did you want to add anything?

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Carl:	Yeah. So as we were going through our due diligence and working with our partner AirWatch, we found a lot of synergies on how they go-to-market. First of all, they do have a very horizontal value proposition that resonates with the smaller SMB customers all the way to the largest enterprises. And if you look at how they go-to-market, they go-to-market in three different categories, very similar to how VMware does it today. And with them being what we believe underpenetrated in the enterprise, we can leverage our massive sales force that’s focused on the enterprise and drive massive adoption of their platform into it.

I would also just like to add, again as I said earlier in response to Walter’s question, VMware has over 55,000 channel partners around the world that we can leverage very quickly and get them to sell this platform into the market, which will give us a pretty quick market acceptance and adoption through VMware’s channel.

Paul:	Great. Thank you. Thanks, Ross. We’re going to squeeze one more question in quickly here. Last question, please.

Operator:	The last question is from Abhey Lamba from Mizuho.

Q:	Yeah, thank you. Congrats, again. It seems like a natural extension to your portfolio. Sanjay, as we look at the remote computing space broadly, can you talk about the importance of application virtualization versus desktop virtualization and your offerings in the app virtualization space? Is this an area where we should expect some more organic or inorganic activity from you?

Answer:	Go ahead, Sanjay.

Sanjay:	Yes. As we think about end user computing, we really think the market is moving the desktop area beyond just VDI to desktop and app virtualization being a unified approach as opposed to more fragmented products from our competition. The way we’ve approached this is to begin with desktop virtualization and optimize that for our operating system, which is vSphere ESX, the entire software defined data center and then expand that to app virtualization, which we will do this year.

So expect more coming out on that in the first half of this year. And the approach we’re going to take there is a unified product that’s optimized for the things that we do. And we think that brings a much more elegant, more innovative and a lower cost of solution — cost of ownership solution to the market and that’s why we’ve been gaining market.

Paul:	Thank you, Abhey. Before we conclude today’s call, Pat has some final remarks.

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Pat:	Thank you, Paul. Again, I want to say thank you to the VMware team for a very strong finish to 2013. Pertaining to the AirWatch acquisition, two final thoughts. First, this is a truly massive shift to mobility that’s underway. There’s an enormous marketplace in front of us to continue to accelerate this shift to enterprise mobility. Second, we see this acquisition as a major milestone in our plan to lead the industry in innovation that empowers the mobile workforce. The combination of VMware and AirWatch uniquely positions us to take advantage of the mobile explosion and to drive VMware’s growth going forward.

Thank you all for joining us on the call today.

Operator:	That concludes today’s conference. Please disconnect at this time.

END

Forward-Looking Statements

This transcript contains forward-looking statements including, among other things, statements regarding the consummation of the acquisition of AirWatch, the payment of the merger consideration, the anticipated timing for the closing of the transaction, the impact of the transaction on VMware’s future product offerings and customer penetration, VMware expanding its mobile solutions offering to more customers, expected funding for the acquisition, continuing the share buyback program, the growth of enterprise mobile management and security, benefits to customers, continued investments in AirWatch, expected synergies from the acquisition, TAM, successfully executing VMware’s strategy, expected financial results for the fourth quarter of 2013, guidance for Q1 2014 and FY 2014 including revenues and operating margins, cash flows, tax rates, impact of the AirWatch acquisition on financials, expected revenue growth in 2015 and 2016, and AirWatch being accretive to earnings in late 2015. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the satisfaction of closing conditions for the acquisition; (ii) clearance under the Hart-Scott-Rodino Antitrust Improvements Act; (iii) unexpected costs, liabilities or delays in connection with the transaction; (iv) the successful integration of AirWatch and VMware personnel and technologies; (v) adverse changes in general economic or market conditions; (vi) delays or reductions in consumer, government, and information technology spending, including any residual impact of the partial U.S. federal government shutdown in October 2013; (vii) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors into the virtualization and mobile market, and new product and marketing initiatives by VMware’s competitors; (viii) factors that affect timing of license revenue recognition such as product announcements and promotions and beta programs; (ix) customers’ ability to develop, and to transition to, new products and computing strategies such as cloud computing, desktop virtualization, enterprise mobile management and security and the software-defined data center; (x) the uncertainty of customer acceptance of emerging technology; (xi) changes in the willingness of customers to enter into longer term licensing and support arrangements; (xii) rapid technological and market changes in virtualization software and platforms for cloud, end user and mobile computing; (xiii) changes to product development time lines; (xiv) VMware’s relationship with EMC Corporation and EMC’s ability to control matters requiring stockholder approval, including the election of VMware’s board members; (xv) VMware’s ability to protect its proprietary technology; (xvi) VMware’s ability to attract and retain highly qualified employees; (xvii) the successful integration of acquired companies and assets into VMware; and (xviii) fluctuating currency exchange rates. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value, and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this transcript.